UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2008

HERITAGE COMMERCE CORP
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2008, the Heritage Commerce Corp Board of Directors upon recommendation of its Compensation Committee approved 2005 Amended and Restated Supplemental Executive Retirement Plan (the “SERP” or the “Plan”).  The SERP is a nonqualified defined benefit plan for selected highly compensated or management employees and is unsecured and unfunded.  There are no plan assets.  The Company offers key executives participation in the SERP, based on the individual’s position within the Company and a vesting schedule determined by the desirability of incentivizing the retention element of the program.  The participant is 100% vested in his benefit at normal retirement, upon termination within two years of a change in control, or upon disability.  However, the participant’s vested benefit is reduced for payment prior to normal retirement age.  The reduction is by 5% per year for termination on or after early retirement age of 55 and by a full actuarial adjustment for termination before early retirement age.

Normal Retirement.  A participant whose employment terminates after the normal retirement date (generally age 62) will receive 100% of his or her supplemental retirement benefit, payable monthly, commencing on the first of the month following retirement and continuing until the death of the participant.

Early Retirement.  In order to be eligible for early retirement benefits, the plan requires the participant to terminate employment (for reasons other than for cause, because of a disability, or following a change of control) after the date that the participant is a least 55 years old but prior to normal retirement as defined in the participant’s participation agreement, which is generally 62 years old.  The participant will then receive the actuarial equivalent (determined as of the date payment of benefits commence) of the portion of the supplemental retirement benefit that has vested as of the actual early retirement date.  For each year or partial year before normal retirement age the participant receives an early retirement benefit, the vested benefit is reduced by five percent.  Unless otherwise selected by the participant, the early retirement benefit will be paid monthly, with payments to commence on the first day of the month following the participant’s early retirement date and continuing until the death of the participant.

Termination Before Early Retirement.  If a participant’s employment is terminated without cause or the participant resigns before the early retirement date, the participant shall be eligible to receive the actuarial equivalent (determined as of the date payment of benefits commence) of the portion of the supplemental retirement benefit that has vested as of the effective date of termination, payable monthly commencing on the first of the month following the attainment of an age between age 55 and 62 (as selected by the participant) and continuing until death of the participant.

Disability.  In the event a participant becomes disabled, the participant will receive 100% of his or her supplemental retirement benefit, payable monthly, commencing on the first of the month following determination by Social Security Administration or under the Company’s disability plan that the participant is disabled and continuing until the death of the participant.

Cause.  If a participant’s employment is terminated for cause the participant forfeits any rights the participant may have under the SERP.

Change of Control.  If a participant’s employment is terminated for any reason (except cause) within two years following a change of control the participant will receive 100% of his or her supplemental retirement benefit (reduced to its actuarial equivalent determined as of the date payment of benefits commence) commencing at the later of the participant’s termination of employment or at an age between age 55 and 62 (as selected by the participant), and continuing until the death of the participant.

The SERP is a nonqualified deferred compensation plan under the Internal Revenue Code of 1986, as amended.  The tax law governing nonqualified deferred compensation was completely revised with the addition of Section 490A.  Section 490A imposes severe tax penalties on executives whose deferred compensation benefits do not comply with the new tax rules.  Many of the changes to the SERP are intended to comply with Section 409A.

Item 9.01.                              Financial Statements and Exhibits.

(d) Exhibit	99.1	2005 Amended and Restated Supplemental Executive Retirement Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DATED: April 2, 2008	HERITAGE COMMERCE CORP

	By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	2005 Amended and Restated Supplemental Executive Retirement Plan.